EXHIBIT 99
                                                                      ----------

Immediate Release  Contact:   Leonard Bell, M.D.       Rhonda Chiger (Investors)
                              President and CEO        Susan Farley (Media)
                              Alexion Pharmaceuticals  Dewe Rogerson, Inc.
                              203/776-1790             212/688-6840

            ALEXION ENTERS AGREEMENT WITH BB BIOTECH TO RECEIVE $8.8
                          MILLION IN PRIVATE PLACEMENT

New Haven, CT, March 6, 1998--Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that it has entered into an agreement with a single institutional investor, BB Biotech, to raise $8.827 million in a private placement of 670,000 shares of common stock.

"We are extremely pleased by the support BB Biotech continues to show us through their multiple investments in the Company," said Dr. Leonard Bell, President and Chief Executive Officer of Alexion. "In the Six months since BB Biotech's initial investment, we have made significant progress in advancing our technology into human clinical trials. We currently have four clinical development programs underway, with our first product candidate having substantially completed a Phase IIa cardiopulmonary bypass study, and additional product candidates targeting rheumatoid arthritis, systemic lupus, and multiple sclerosis patients. We believe that the proceeds from this placement will allow us to further augment and more broadly advance the manufacturing, clinical development and preclinical development of our C5 complement inhibitors and Apogens candidates."

Proceeds from the private placement will be used to fund the Company's research and development activities including ongoing and planned clinical studies, production of clinical trial material, preclinical studies, and for general corporate purposes. The financing will close upon the effectiveness of the resale registration statement to be filed by the Company with the Securities and Exchange Commission in connection with these shares. Following the close of this transaction, Alexion's cash position will be approximately $45 million.

Alexion Pharmaceuticals, Inc. was founded in 1992 and in engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease-preventing aspects of the immune system. The Company is developing three technology platforms: C5 Complement Inhibitors and Apogen T-Cell Therapeutics which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplants.

This news release contains forward looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected including unexpected preclinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays in

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development of commercial relationships and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended July 31, 1997. Alexion undertakes no obligation to publicly release the results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The shares of Common Stock have not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration under such Act or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.